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                                                                    Exhibit 99.1

                            ADVENTURE MINERALS INC.
                            -----------------------

101 Convention Center Drive
Suite 1200
Las Vegas, NV 89109                                    Listed: OTC BB
USA                                                    Trading Symbol: AVML


                                                       September 21, 2000
NEWS RELEASE
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                          FOR IMMEDIATE DISSEMINATION
                          ---------------------------

 ADVENTURE MINERALS INC. ACQUIRES PLANET EARTH RECYCLING INC. -- SHIFTS BUSINESS
          FROM MINERAL EXPLORATION TO RECYCLING PRODUCTS AND SERVICES

September 20, 2000 - Las Vegas, Nevada - ADVENTURE MINERALS INC. acquired Planet Earth Recycling Inc. (PERI) pursuant to a merger that closed on September 19, 2000 and was effective September 20, 2000. As a result of the merger, PERI shareholders received 10,000,000 restricted shares of Adventure Minerals common stock. No money or other consideration was paid in connection with the merger.

Following the merger, Adventure Minerals Inc. has 20,315,000 shares of common stock issued and outstanding.

Planet Earth Recycling Inc.

PERI was formed in November, 1999, in the State of Nevada. Planet Earth is involved with and focused on technologies, systems and services for recycling all forms of waste materials. PERI is an integrated, multi-faceted business, with the expertise and resources to provide systems, technologies and business programs to address the full range of recyclable materials, including glass, plastic, paper, cardboard, metals and particularly organic wastes such as food wastes, sewage and paper sludges, as well as manures.

Concurrent with the merger, the Board of Directors of Adventure Minerals resigned and appointed three new members to the Board. The new Directors and Officers are: Don Dick, Director and Chairman; Frank Andre, President; Gary Martin, Director and Secretary; and Wayne Hansen, Director and Treasurer.

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Adventure Minerals Inc. will be seeking shareholder approval to change its name to Planet Earth Recycling Inc. to reflect the decision to focus the Company's business activities on recycling technologies and services.

Certain statements contained herein are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are based upon the belief of the Company's management, as well as assumptions made beyond information currently available to the Company's management. Because such "forward looking statements" are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. Such "forward looking statements" include but are not limited to, competitive factors, general economic condition, customer relations, relationships with vendors, government supervision and regulation, product introductions and acceptance, technological changes in industry practices, and other factors discussed in filings made by the Company with the Securities and Exchange Commission.

On Behalf of the Board of Directors of:

Adventure Minerals Inc.

"Frank Andre"

Frank Andre
President

                        For More Information Regarding

            ADVENTURE MINERALS INC. OR PLANET EARTH RECYCLING INC.

                                Please Contact:

             Planet Earth Recycling maintains its Head Office at:
                      435 Martin Street, Blaine, WA 98230
                              Tel: (360) 332-1350

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